EXHIBIT 99.4

ATWOOD OCEANICS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	Mar 31, 2008	Sep 30, 2007

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$ 99,206	$ 100,361
Accounts receivable, net of an allowance
of $814 and $164 at March 31, 2008
and September 30, 2007, respectively	84,026	76,597
Income tax receivable	1,200	1,870
Inventories of materials and supplies	31,802	26,721
Deferred tax assets	-	390
Prepaid expenses and deferred costs	6,342	10,240
Total Current Assets	222,576	216,179

NET PROPERTY AND EQUIPMENT	608,489	493,851

DEFERRED COSTS AND OTHER ASSETS	6,496	7,694
	$ 837,561	$ 717,724

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Current maturities of notes payable	$ -	$ 18,000
Accounts payable	14,890	11,769
Accrued liabilities	35,341	27,861
Total Current Liabilities	50,231	57,630

LONG-TERM DEBT,
net of current maturities:	50,000	-
	50,000	-
LONG TERM LIABILITIES:
Deferred income taxes	12,629	14,729
Deferred credits	15,617	24,093
Other	7,799	5,417
	36,045	44,239

SHAREHOLDERS' EQUITY:
Preferred stock, no par value;
1,000 shares authorized, none outstanding	-	-
Common stock, $1 par value, 90,000 shares
authorized with 31,859 and 31,675 issued
and outstanding at March 31, 2008
and September 30, 2007, respectively	31,859	31,675
Paid-in capital	139,705	133,224
Retained earnings	529,721	450,956
Total Shareholders' Equity	701,285	615,855
	$ 837,561	$ 717,724